EXHIBIT 10.2


                                    Exhibit E

                            Empire Energy Corporation
                       7500 College Boulevard, Suite 1215
                           Overland Park, Kansas 66210
                     Phone: 913.469.5615 o Fax: 913,469.1544



January 10, 2003


Norman L. Peterson



Re:  Letter Agreement Regarding the Acquisition of Subsidiaries and Assets

Dear Mr. Peterson:

     This letter, upon your acceptance, will represent a definitive agreement ("Agreement") providing for the acquisition of all of the outstanding capital stock of Blue Mountain Resources, Inc. ("BMR") and Commonwealth Energy (USA) Inc. ("CWE"), wholly owned subsidiaries of Empire Energy Corporation, to be re-domiciled in Nevada as Empire Energy Corporation International (collectively "EMPIRE"), and certain other assets of EMPIRE as listed herein ("Assets"), by Norman L. Peterson ("NLP")

     The form of the transaction contemplated herein is an acquisition of all of the capital stock of BMR and CWE and the Assets by NLP from EMPIRE (the "Acquisition")

     1. Certain Terms of Reorganization Agreement. The terms and conditions of the Agreement are as follows:

        1.1 The Acquisition shall be consummated on or about February 20, 2003, the date approval from the shareholders is anticipated (the "Closing") . At the Closing, all of the issued and outstanding BMR and OWE capital stock and the Assets shall be acquired by NLP from EMPIRE.

        1.2 At the Closing, NLP shall assume all of the ongoing operations, assets, liabilities, and continent liabilities of BMR and OWE, and the Assets (collectively the "Business") . The "Assets" shall include the rights, interests, ownership, and any associated obligations and liabilities of EMPIRE's Tennessee operations and its interest in Bedsole Lease in Texas. EMPIRE shall provide NLP with indemnity for and against all liabilities up to a total of $250,000 related to the Business. At such time as EMPIRE shall have paid liabilities or incurred costs associated with the liabilities of the Business totaling $250,000, EMPIRE shall be relieved of any further obligations to NLP associated with the Business; thereafter, NLP shall be the sole party responsible for any liabilities and associated costs of the Business.

        1.3 In conjunction with the Acquisition, EMPIRE shall issue a warrant to NLP to purchase 500,000 shares of EMPIRE's common stock following the closing of a contemplated share exchange transaction between EMPIRE and GSLM. The warrant shall be exercisable at $10.00 per share for a period of two years from the closing of the EMPIRE/GSLM share exchange agreement.

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        1.4 Until the Closing, EMPIRE shall continue to operate BMR, OWE, and the Assets in the ordinary course and shall not, without the prior written consent of NLP, do any of the following:

            (i) Incur any material obligations or commitments other than in the ordinary course of business;

            (ii) Grant any salary increases (other than as required by existing contracts or consistent with current practices) , unscheduled promotions or enter into any new employment or benefit contracts;

            (iii) Solicit, induce, or otherwise engage in discussions or negotiations relating to or proposed to lead to the Acquisition of the Business by or with any party other than NLP;

            (iv) Sell or dispose of any material Business assets or properties, except in the ordinary course of business or with the prior consent of the other party hereto; or,

            (v) Sell any additional shares of BMR or CWE's capital stock or grant any additional rights or options to acquire its capital stock.

        1.5 As a condition to the consummation of the Acquisition, there shall have been no material adverse change in the assets, Business, or prospects of BMR, OWE, or the Assets except as contemplated by the Agreement, and EMPIRE shall agree to assist NLP in discharging the Business obligations and disposing of the assumed liabilities and current litigation.

        1.6 As a condition to the consummation of the Acquisition, NLP and its counsel and EMPIRE and its counsel must be satisfied as to the validity and legality of all aspects of the Acquisition, including all activities undertaken in relation to this Agreement. Each of the parties to the Acquisition will pay their own expenses incurred in connection with this Agreement end all other events required for the Closing.

        1.7 Any claims or disputes arising hereunder or as a result of the transactions contemplated hereby which cannot be resolved by the parties will be referred to alternative dispute resolution by binding arbitration in the State of Kansas.

        1.8 As an express condition to the Closing of the Acquisition, the Agreement shall have been approved by a majority of the Stockholders as required pursuant to the Company's Bylaws. The Company reserves the right to cancel the Acquisition in the event the requisite Stockholder approval is not attained.

     2. Due Diligence. As of the date of this Agreement, the parties have completed all due diligence they deem necessary end advisable regarding the Acquisition.

     3. Confidentiality. In connection with the foregoing matters, each party hereto has or will be furnishing to the other from time to time with oral and written information which the parties consider to be proprietary and confidential information (herein called the "Confidential Information"). Each party acknowledges that "Confidential Information," as used herein, does not include any information which (i) was or becomes generally available to the

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public other than as a result of an improper disclosure by the other party hereto, or (ii) was or becomes information available to the other party on a non-confidential basis from a third party source that is not bound by a confidentiality obligation to either of the parties hereto.

     If the Closing thereunder shall fail to occur for any reason, each party shall promptly deliver and return all copies of Confidential Information to the party which owns the same, and without retaining any copy, notes, or extracts thereof.

     4. Press Release. Upon acceptance and approval hereof, EMPIRE is authorized by NLP to issue a press release for the purpose of publicly announcing the transactions hereunder. EMPIRE and NLP each agree to consult with the other as to the form and substance of any press release or other public disclosure of the matters covered in this Agreement, provided that this shall not be deemed to prohibit EMPIRE and CWE from making any disclosure which its respective counsel deems necessary to comply with applicable law.

     5. Survival of Certain Provisions. The provision of Sections 3, 4, and 5 of this Agreement are for the benefit of the respective parties hereto, shall survive any termination of this Agreement, and shall be governed by and construed in accordance with the laws of the State of Kansas.

     6. Binding Agreement. This letter Agreement constitutes a binding legal obligation for the transactions described herein. The parties acknowledge that they currently share common directors and common outside counsel for purposes of the Acquisition who will have an inherent and unavoidable conflict of interest as to the Acquisition. Each of the parties agrees to engage the services of their own independent counsel if so desired for purposes of advising them in connection with this Agreement, the Closing, and other matters relevant to the Acquisition.

Very truly yours,

EMPIRE ENERGY CORPORATION



By:
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Its:
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Accepted and Agreed on this 10th day of January, 2003:



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     Norman L. Peterson